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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               InfoNow Corporation
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456664309
--------------------------------------------------------------------------------
                                  CUSIP Number


             Cheryl Sorokin, Executive Vice President and Secretary
          BankAmerica Corporation, Corporate Secretary's Office #13018
                 555 California Street, San Francisco, CA 94104
                                 (415) 622-3530
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

                                October 15, 1997
--------------------------------------------------------------------------------
            Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 2 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Robertson Stephens Global Low-Priced Stock Fund
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              287,129
                 ---------------------------------------------------------------
   BY EACH        9   SOLE DISPOSITIVE POWER

  REPORTING           0
                 ---------------------------------------------------------------
 PERSON WITH     10   SHARED DISPOSITIVE POWER

                      287,129
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       287,129
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IV
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 3 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Robertson Stephens Orphan Fund
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              498,615
                 ---------------------------------------------------------------
   BY EACH        9   SOLE DISPOSITIVE POWER

  REPORTING           0
                 ---------------------------------------------------------------
 PERSON WITH     10   SHARED DISPOSITIVE POWER

                      498,615
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       498,615
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 4 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Robertson Stephens Diversified Growth Fund
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              394,273
                 ---------------------------------------------------------------
   BY EACH        9   SOLE DISPOSITIVE POWER

  REPORTING           0
                 ---------------------------------------------------------------
 PERSON WITH     10   SHARED DISPOSITIVE POWER

                      394,273
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       394,273
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IV
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 5 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bayview Investors, Ltd.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              498,615 shares (includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. See Item 5.)
 REPORTING       ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      498,615
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       498,615
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 6 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robertson, Stephens & Company Investment Management, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              1,260,861 shares (Includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. Includes shares held by The
  REPORTING           Robertson Stephens Orphan Offshore Fund, L.P. of which
                      Robertson, Stephens & Company Investment Management, L.P.
 PERSON WITH          is the general partner. Includes shares held by The
                      Robertson Stephens Diversified Growth Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. Includes shares held by The
                      Robertson Stephens Global Low-Priced Stock Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. See Item 5.)
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      1,260,861
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,260,861
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IA
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 7 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bayview Holdings, Inc.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              1,260,861 shares (Includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. Bayview Holdings, Inc. is a
  REPORTING           managing member of Robertson, Stephens & Company Private
                      Equity Group, L.L.C. which is general partner of Bayview
 PERSON WITH          Investors, Ltd. Includes shares held by The
                      Robertson Stephens Orphan Offshore Fund, L.P. of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is the general partner. Includes shares held by The
                      Robertson Stephens Diversified Growth Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. Includes shares held by The
                      Robertson Stephens Global Low-Priced Stock Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. Bayview Holdings, Inc. is general
                      partner of Robertson, Stephens & Company Investment
                      Management, L.P. See Item 5.)
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      1,260,861
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,260,861
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 8 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robertson Stephens Investment Management Co.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              1,260,861 shares (Includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. Bayview Holdings, Inc. is a
  REPORTING           managing member of Robertson, Stephens & Company Private
                      Equity Group, L.L.C. which is general partner of Bayview
 PERSON WITH          Investors, Ltd. Includes shares held by The
                      Robertson Stephens Orphan Offshore Fund, L.P. of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is the general partner. Includes shares held by The
                      Robertson Stephens Diversified Growth Fund and by The
                      Robertson Stephens Global Low-Priced Stock Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. Robertson Stephens Investment
                      Management Co. owns Bayview Holdings, Inc. Bayview
                      Holdings, Inc. is general partner of Robertson, Stephens
                      & Company Investment Management, L.P. See Item 5.)
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      1,260,861
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,260,861
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                          Page 9 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BankAmerica Corporation
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              1,260,861 shares (Includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. Bayview Holdings, Inc. is a
  REPORTING           managing member of Robertson, Stephens & Company Private
                      Equity Group, L.L.C. which is general partner of Bayview
 PERSON WITH          Investors, Ltd. Includes shares held by The
                      Robertson Stephens Orphan Offshore Fund, L.P. of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is the general partner. Includes shares held by The
                      Robertson Stephens Diversified Growth Fund and by The
                      Robertson Stephens Global Low-Priced Stock Fund of which
                      Robertson, Stephens & Company Investment Management, L.P.
                      is investment adviser. BankAmerica Corporation owns
                      Robertson Stephens Investment Management Co. which owns
                      Bayview Holdings, Inc. Bayview Holdings, Inc. is general
                      partner of Robertson, Stephens & Company Investment
                      Management, L.P. See Item 5.)
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      1,260,861
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,260,861
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
       CUSIP No. 456664309                                         Page 10 of 16
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robertson, Stephens & Company Private Equity Group, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER

   SHARES             0
                 ---------------------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER

   OWNED              498,615 shares (Includes shares held by The Robertson
                      Stephens Orphan Fund of which Robertson, Stephens &
  BY EACH             Company Investment Management, L.P. and Bayview Investors,
                      Ltd. are the general partners. Robertson, Stephens &
  REPORTING           Company Private Equity Group, L.L.C. is general partner of
                      Bayview Investors, Ltd. Bayview Holdings, Inc. is managing
 PERSON WITH          member of Robertson, Stephens & Company Private Equity
                      Group, L.L.C.)
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      498,615
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       498,615
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

================================================================================
Cusip No. 456664309                                                Page 11 of 16
================================================================================


Item 1.       Security and Issuer.
              -------------------

              This Amended Schedule 13D is filed with respect to the Common Stock of InfoNow Corporation (The "Company"), 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202.


Item 2:       Identity and Background.
              -----------------------

              The  Amended  Schedule  13D is filed on  behalf  of The  Robertson
Stephens  Global  Low-Priced  Stock  Fund ("Low-Priced"),   The  Robertson
Stephens  Orphan  Fund  ("Orphan"),   The  Robertson  Stephens  Diversified
Growth  Fund ("Diversified"),   Bayview  Investors,  Ltd.  ("Bayview"),
Robertson, Stephens & Company Investment Management, L.P. ("Investment Adviser"), Robertson, Stephens & Company Private Equity Group, L.L.C. ("Private Equity Group"), Bayview Holdings, Inc. ("Bayview Holdings"), BankAmerica Corporation ("BAC") and Robertson Stephens Investment Management Co. ("Robertson Parent"), collectively known as the Filing Parties.

              This Amended Schedule 13D relates to the direct beneficial ownership in the shares of the Company by Low-Priced, Orphan, Diversified, and The Robertson Stephens Orphan Offshore Fund, L.P. ("Orphan Offshore") (the "Funds"), and the indirect beneficial ownership of Bayview, Investment Adviser, Bayview Holdings, Private Equity Group, BAC and Robertson Parent in the shares of the Company held by the Funds.


I.     (a)    Low-Priced is a series of Robertson Stephens Investment Trust
              ("RSIT"), a Massachusetts business trust. Its investment adviser is Investment Adviser.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    registered investment company

II.    (a)    Orphan is a California limited partnership.  Investment Adviser and Bayview are the general partners.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    investments in securities

III.   (a)    Orphan Offshore is a Cayman Islands limited partnership.
              Investment Adviser is the general partner.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

================================================================================
Cusip No. 456664309                                                Page 12 of 16
================================================================================


       (c)    investments in securities

IV.    (a)    Diversified is a series of RSIT.  The investment adviser of
              Diversified is Investment Adviser.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    registered investment company

V.     (a)    Bayview is a California limited partnership and general partner of
              Orphan.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    investments in securities

VI.    (a)    Bayview  Holdings is a Delaware  corporation.  Bayview  Holdings, a wholly owned subsidiary of Robertson Parent, is the general partner of Investment Adviser.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    holding company

VII.   (a)    Investment  Adviser  is a  California  limited  partnership. It is investment adviser to Low-Priced and Diversified and general partner to Orphan and Orphan Offshore.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    registered investment advisor

VIII.  (a)    BAC is a Delaware corporation.  It owns Robertson Parent.

       (b)    Corporate Secretary's Office #13018
              555 California Street
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    bank holding company

================================================================================
Cusip No. 456664309                                                Page 13 of 16
================================================================================


IX.    (a)    Robertson Parent is a Delaware corporation.  It is wholly owned by
              BAC.  It owns Bayview Holdings.

       (b)    Corporate Secretary's Office #13018
              555 California Street
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    holding company

X.     (a)    Private Equity Group is a Delaware  limited  liability  company.
              It is general partner of Bayview. Bayview Holdings is managing member of Private Equity Group.

       (b)    555 California Street, Suite 2600
              San Francisco, CA  94104
              (principal office and principal place of business)

       (c)    holding company

         Certain information regarding the directors and executive officers of the Filing Parties is set forth in Exhibit B attached hereto.

         During the last five years, neither the entities mentioned above, nor, to their best knowledge, any person named in Exhibit B attached hereto, has been
(a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

         BAC incorporates by reference the material under Item 3, "Legal Proceedings," in its Annual Report on Form 10-K for the year ended December 31, 1996, and the material in its Current Report on Form 8-K for May 5, 1997 (File No.
1-7377).

Item 3:       Source and Amount of Funds or Other Consideration:
              -------------------------------------------------

              The securities with respect to which this Amended Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

Item 4:       Purpose of Transaction:
              ----------------------

              The filing of this statement shall not be construed as an admission that BAC, Bayview Holdings, or Robertson Parent is, for the purposes of Section 13(d), or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement.

              The securities were purchased by the Funds in the ordinary course of business and not with the intention nor effect of changing or influencing control of the Company. The reporting persons may sell all or part or acquire additional securities of the Company depending on market conditions and other economic factors.

================================================================================
Cusip No. 456664309                                                Page 14 of 16
================================================================================


Item 5:       Interest in Securities of the Issuer.
              ------------------------------------

              (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Amended Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:


                                            No. of Shares
Name of                                      Beneficially        Percentage
Beneficial Owner(1)                                 Owned        of Class(2)
--------------------------------------------------------------------------------
Low-Priced                                        287,129             5.2%
Orphan                                            498,615             9.0%
Orphan Offshore                                    80,844             1.5%
Diversified                                       394,273             7.2%
Investment Adviser                              1,260,861            21.6%
Bayview                                           498,615             9.0%
Bayview Holdings                                1,260,861            21.6%
BAC                                             1,260,861            21.6%
Robertson Parent                                1,260,861            21.6%
Private Equity Group                              498,615             9.0%

(1) As reflected in the cover pages, which are incorporated by reference, certain of the reporting parties may be deemed to have beneficial ownership of holdings of the Funds due to their management of portfolio investments for the Funds, or due to their ownership of entities which provide such management.

(2) Due to a calculation error, Amendment No. 1 to this Schedule 13D dated October 10, 1997 incorrectly reported the percentage ownership of Investment Adviser, Bayview Holdings, BAC and Robertson Parent as 25.3%. The correct figure was 23.8%.

================================================================================
Cusip No. 456664309                                                Page 15 of 16
================================================================================


         (c) The following is a list of transactions by the filing parties in the last 60 days.


Entity                 Date     Shares     Price              Transaction
--------------------------------------------------------------------------------
Diversified         10/17/97     1,600     .62           open market sale NASDAQ
Diversified         10/20/97     6,600     .63           open market sale NASDAQ
Diversified         10/22/97    11,200     .62           open market sale NASDAQ
Diversified         10/23/97    11,300     .62           open market sale NASDAQ
Diversified         10/24/97     3,000     .62           open market sale NASDAQ
Low-Priced          10/17/97     1,700     .62           open market sale NASDAQ
Low-Priced          10/20/97     6,600     .63           open market sale NASDAQ
Low-Priced          10/22/97    11,300     .62           open market sale NASDAQ
Low-Priced          10/23/97    11,200     .62           open market sale NASDAQ
Low-Priced          10/24/97     3,000     .62           open market sale NASDAQ
Orphan              10/20/97     6,700     .63           open market sale NASDAQ
Orphan              10/22/97    11,200     .62           open market sale NASDAQ
Orphan              10/23/97    11,200     .62           open market sale NASDAQ
Orphan              10/24/97     3,000     .62           open market sale NASDAQ
Orphan Offshore     10/22/97    11,300     .62           open market sale NASDAQ
Orphan Offshore     10/23/97    11,300     .62           open market sale NASDAQ
Orphan Offshore     10/24/97     3,000     .62           open market sale NASDAQ


Item 6.       Contracts, Arrangements, Understandings or Relationships with
              -------------------------------------------------------------
              Respect to  Securities of the Issuer.
              ------------------------------------

              See Item 5.

Item 7.       Material to Be Filed as Exhibits.
              --------------------------------

              Exhibit A - Joint Filing Agreement (previously filed) Exhibit B - Directors and Executive Officers (or persons serving in similar capacities) of the Filing Parties (previously filed)

================================================================================
Cusip No. 456664309                                                Page 16 of 16
================================================================================


Signature page
--------------

              After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:        November 3, 1997

              THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP*

              THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST*

              BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP*

              ROBERTSON STEPHENS DIVERSIFIED GROWTH FUND, A MASSACHUSETTS BUSINESS TRUST*

              ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP*

              ROBERTSON, STEPHENS & COMPANY PRIVATE EQUITY GROUP, L.L.C.*

              BAYVIEW HOLDINGS, INC.*

              BANKAMERICA CORPORATION*

              ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*


*By:          /s/ JEFFREY R. LAPIC
              --------------------
              Jeffrey R. Lapic
              Assistant General Counsel of
              Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact